Exhibit 10.48

MYDX Company

Brand Refresh

Wednesday February 13, 2017

Prepared by Justin Heit, Executive Creative Director

Libre Design owns the copyright for this document and all its contents.

The Proposal should be considered private and confidential and may not be shared with any third party without the prior written permission of Libre Design.

Libre Design Agency: Proposed Services

The following pages outline the services Libre Design proposes to collaborate on with MYDX and Bud Genius Brands (“Company”) as part of the Branding and Advertising Marketing services. We have highlighted the services we believe both brands will require to meet the goals you have defined.

In the “Project Breakdown” section we combine only those proposed services.

Because the needs of the brand may grow and priorities may change as we work through this process, Libre generally works with clients in blocks of hours called Flex Hours. These hours may be used for any of the services defined within this proposal, or any further needs that develop throughout the process. We reserve the right to revisits our Agreement in the event we are not able to recover our time investment and in this instance we may elect to move strictly to an hourly fee. Our block of time are completely customizable to the needs of MyDX and the Bud Genius Company. At a minimum, Libre requires engagement for 230 hours to ensure the quality of our work and end product meets your expectations and ours.

Please read through the following outline and let me know if you have any questions or concerns regarding the services, or the Flex Hour philosophy. I am personally excited to begin this project with you, as is the entire Libre team.

Thank you for the opportunity. I look forward to your thoughts and feedback.

Justin Heit

Executive Creative Director

Libre Design

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Scope of Work

The approach is systematic and delivers proven results when paired with operators that execute on a well thought out business strategy. After meeting with the team we believe the focus of our efforts should center on the following deliverables. Libre requires that any feedback once a design proof round has been emailed that it be responded to in writing within 24 hours and no later than 72 hours:

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Project Breakdown

MYDX and Bud Genius Company x Libre Design

MYDX X Bud Genius

Deliverables:

-   Brand Strategy / Research and Discovery

-   Logo Design

-   Info Graphics / Illustrations

-   AD Campaign Direction / Design

-   Website Design

With a per-project contract, we can offer our services for $73,700.

Next Step

The potential partnership with you and Bud Genius Company represents an exciting opportunity to the Libre Design Team. Your understanding of creativity’s role in the branding process resonates with Libre as a whole and each of us as individuals, giving our team added purpose.

Our history as brand builders, and position as consumers in lifestyle markets make us keenly aware of the emotional connection we must create, as well as the importance of communicating the authentic history and commitment to your customers to ensure the success of the brand.

We look forward to discussing this project with you further very soon.

If you have any questions or comments, please feel free to contact us at any time.

We thank you for the opportunity.

Best Regards,

Justin Heit

Executive Creative Director

PLEASE SCAN & EMAIL SIGNED CONTRACT TO: justin@libredesign.com

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Agreement

Terms and Conditions

●	General: Due to project resources, prompt and all inclusive feedback is greatly appreciated and imperative to maintain production schedules. This Design Agency Services Agreement (“Agreement”) is effective as of February 17, 2017 between MYDX, Inc. (“Company” or “Client”) and Libre Design, LLC (“Consultant” of “Agency”). Libre is not responsible for missed deadlines that are a direct result of slow or late feedback from the client. Agency producer will assist in client communication and deadlines to help maintain production schedules. Any delays that result in additional design hours will fall under Appendix A guidelines. WHEREAS, the Company requires the Services (as defined herein) as set forth herein; WHEREAS, Consultant is qualified to provide the Company with the Services and is desirous to perform such Services for the Company; and WHEREAS, the Company wishes to induce Consultant to provide the Services and wishes to contract with the Consultant regarding the same and compensate Consultant in accordance with the terms herein; NOW, THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

●	Contract Term: This contract runs the earlier of the length of the project to completion or twelve months (12).

●	Structure: This is a flexible deliverable schedule that represents the historic project for Libre based on the hours proposed and services required by the client. Any changes or alterations to the above line items or schedule may result in additional hours if the scope of work is extended beyond those hours laid out in the proposal. Hourly professional fees incurred above the scope shall be billed at Two Hundred and Seventy Five Dollars ($275) per hour.

●	Property: Libre reserves the right to use all content created for above client for demo reel, digital media, and any other promotional materials now existing or hereafter developed.

●	Solicitation: During the course of the agreement and for 6 months following its termination, the client and it’s subsidiaries cannot solicit any member of the Libre Staff.

●	Compensation and Payment Terms: General. As set forth fully herein, compensation (hereinafter referred to as the “Compensation”) shall be tendered in the form of cash and the Company’s restricted common stock. All Compensation delivered to the Agency will be deemed earned, due, payable and non-assessable, without lien or encumbrance, as of the date that portion of Compensation is due and/or paid to the Agency. Once a respective portion Compensation is due to be tendered to Consultant, there shall be no refunds or diminishment of Consultant’s right to the respective portion of Compensation, regardless of any event. All monetary values discussed herein shall be determined in the form of United States Dollars. All payments of cash and restricted common stock shall be made by or before the first business day from the date that such payment is due to be made. The Company agrees to pay compensation as follows: DEFERRED CASH: Three thousand dollars ($3,000) upon execution of this Agreement and One Thousand Five Hundred dollars ($1,500) per month for a subsequent eleven (11) payments thereafter on or before the first (1st) of each month RESTRICTED SECURITIES: Within five (5) days of execution, Agency will receive a signing bonus payable at the discretion of the Agency equal to Sixty Seven Million shares of the Clients restricted common stock as of February 17, 2017 at a closing market price equal to .0011 and is considered earned, due and payable regardless of any Termination or Renewal event. As further defined below, all Libre invoices shall be paid no later than fifteen (15) days after the invoice date, or earlier if provided in any document to which these Terms and Conditions are attached. All overdue accounts shall accrue a service charge of 1.5% of the unpaid balance per month (or such lesser rate as may be permitted by law) until the account is paid in full. Client’s rights in any deliverables are expressly subject to and conditioned upon payment in full of all amounts due to Libre. In the event of any early termination by Client for any reason, Client shall pay to Libre (i) unpaid fees for services rendered, plus (ii) 50% of all contemplated fees that would have been paid but for the early termination, plus (iii) all incurred and unavoidable expenses. A 50% deposit for projects or 1 month installment for long-term contracts is required at signing of agreement with remaining balance due according to the agreed upon payment schedule.

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●	DEFERRED CASH PAYMENT: At any time subsequent to execution of the Agreement, Libre Design shall be entitled to receive a maximum amount of Deferred Cash Compensation derived by multiplying: (i) fifteen percent (15%) and (ii) the aggregate of: (A) the (net of fees) amount, exclusive of a pass through investment, of any new debt or equity investment into the Company by a nonaffiliated third party (a “New Investment”) during the Term of this Agreement; and (B) all Strategic Party Cash received by the Company during the Term of this Agreement. A non-affiliated third party shall mean a party who is not presently an obligee of the Company or a Company shareholder. To be clear, for example, if during the Term, a New Investment was made which provided the Company with $1,000,000 (net of fees), unless the Company was provided a written election from consultant stating all fees due under this Agreement would be paid is exactly $120,000 (i.e. the total amount of all Deferred Cash Compensation under this Agreement) of this New Investment would be made available to, and reserved for, Libre Design to pay Deferred Cash Compensation. Additionally, if the above example New Investment was only $500,000, and there were no additional New Investments made during the Term, then a maximum of $75,000 would be available to be paid to Consultant under this Section in Deferred Cash compensation.

●	HOLD HARMLESS: The Company agrees to indemnify the Consultant and hold it harmless against any losses, claims, damages or liabilities incurred by the Consultant, in connection with, or relating in any manner, directly or indirectly, to the Consultant rendering the Services in accordance with the Agreement, unless it is determined by a court of competent jurisdiction that such losses, claims, damages or liabilities arose out of the Consultant’s breach of this Agreement, sole negligence, gross negligence, willful misconduct, dishonesty, fraud or violation of any applicable law. Additionally, the Company agrees to reimburse the Consultant immediately for any and all expenses, including, without limitation, attorney fees, incurred by the Consultant in connection with investigating, preparing to defend or defending, or otherwise being involved in, any lawsuits, claims or other proceedings arising out of or in connection with or relating in any manner, directly or indirectly, to the rendering of any Services by the Consultant in accordance with the Agreement (as defendant, nonparty, or in any other capacity other than as a plaintiff, including, without limitation, as a party in an interpleader action). The Company further agrees that the indemnification and reimbursement commitments set forth in this paragraph shall extend to any controlling person, strategic alliance, partner, member, shareholder, director, officer, employee, agent or subcontractor of the Consultant and their heirs, legal representatives, successors and assigns. The provisions set forth in this Section shall survive any termination of this Agreement.

●	ARBITRATION: Any dispute or other disagreement arising from or out of this Agreement shall be submitted to arbitration under the rules of the American Arbitration Association and the decision of the arbiter(s) shall be enforceable in any court having jurisdiction thereof. Arbitration shall occur only in San Diego County, CA. The interpretation and the enforcement of this Agreement shall be governed by California Law as applied to residents of the State of California relating to contracts executed in and to be performed solely within the State of California.

●	TERMINATION AND RENEWAL: Termination and Renewal: During the term of this Agreement, in the event of breach of this Agreement by Consultant, the Company may send written notice to Consultant advising Consultant of such breach. Upon receipt of such notice from Company, Consultant shall have 45 days to cure such breach. This Agreement may be terminated by Company only upon written notice to Consultant and Consultant’s failure to cure said breach within 45 days from receipt of said notice.

●	CONFLICTS OF INTEREST: The Parties to this Agreement acknowledge that there may be conflicts of interest in having Libre and it’s affiliates performing certain services for the Client. By and through this Agreement, Client has been advised of existing conflicts of interest with BCI and/or its principals and that periodically certain conflicts of interest may arise, of which Libre shall advise Client verbally or in writing on a best efforts basis, and that it is advisable to seek outside independent legal counsel to address any such issue which Client believes may call into question Libre responsibilities as described herein.

●	JURISDICTION: The subject matter of this Agreement shall be governed by and construed in accordance with the laws of the State of California (without reference to its choice of law principles), and to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted. AS A MATERIAL INDUCEMENT FOR THIS AGREEMENT, EACH PARTY SPECIFICALLY WAIVES THE RIGHT TO TRIAL BY JURY OF ANY ISSUES SO TRIABLE. If it becomes necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the prevailing party shall be awarded reasonable attorneys fees, expenses and costs.

●	SPECIFIC PERFORMANCE: The Company and the Consultant shall have the right to demand specific performance of the terms, and each of them, of this Agreement.

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●	EXECUTION OF AGREEMENT: The Company, the party executing this Agreement on behalf of the Company, and the Consultant, have the requisite corporate power and authority to enter into and carry out the terms and conditions of this Agreement, as well as all transactions contemplated hereunder. All corporate proceedings have been taken and all corporate authorizations and approvals have been secured which are necessary to authorize the execution, delivery and performance by the Company and the Consultant of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and the Consultant and constitutes a valid and binding obligation, enforceable in accordance with the respective terms herein. Upon delivery of this Agreement, this Agreement, and the other agreements and exhibits referred to herein, will constitute the valid and binding obligations of Company, and will be enforceable in accordance with their respective terms. Delivery may take place via facsimile transmission.

●	JOINT DRAFTING: This Agreement shall be deemed to have been drafted jointly by the Parties hereto, and no inference or interpretation against any one party shall be made solely by virtue of such party allegedly having been the draftsperson of this Agreement. The parties have each conducted sufficient and appropriate due diligence with respect to the facts and circumstances surrounding and related to this Agreement. The parties expressly disclaim all reliance upon, and prospectively waive any fraud, misrepresentation, negligence or other claim based on information supplied by the other party, in any way relating to the subject matter of this Agreement.

●	ACKNOWLEDGMENT AND ASSENT: The parties acknowledge that they have been given at least thirty (30) days to consider this Agreement and that they were advised to consult with an independent attorney prior to signing this Agreement and that they have in fact consulted with counsel of their own choosing prior to executing this Agreement. The parties may revoke this Agreement for a period of three (3) days after signing this Agreement, and the Agreement shall not be effective or enforceable until the expiration of this three (3) day revocation period. The parties agree that they have read this Agreement and understand the content herein, and freely and voluntarily assent to all of the terms herein.

APPENDIX A

Fees are based upon the scope and terms of the project laid out in this agreement and under no circumstance will exceed three design rounds delivered to the Client. Further, the Client is responsible for providing written feedback and specific direction to any round that it is requesting be updated. In the event feedback is not provided to any design round within 72 hours then Libre will not be responsible for providing additional design rounds. Any major changes in scope will require a written amendment and restatement of of terms and fees. Design hours above and beyond the terms laid out in this agreement will be billed at the agreed upon hourly rate of $275 per hour, or a set fee per project based on the nature of the needs and discretion of Libre Design Agency. The client will be notified and approve of all additional hours to be billed before any billable work is completed.

APPENDIX B

Photography fees do not include any production fees associated with the shoot. All production costs (photographer fees, crew, travel, equipment, models etc.) to be outlined and approved upon finalizing the creative direction and location for the photography.

Libre Design, LLC	MyDX, Inc. MYDX

/s/ Daniel Yazbeck
sign and date	sign and date

Justin Heit, CEO	Daniel Yazbeck, CEO
print name	print name

Justin Heit, Executive Creative Director	Daniel Yazbeck, CEO

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●	EXECUTION OF AGREEMENT: The Company, the party executing this Agreement on behalf of the Company, and the Consultant, have the requisite corporate power and authority to enter into and carry out the terms and conditions of this Agreement, as well as all transactions contemplated hereunder. All corporate proceedings have been taken and all corporate authorizations and approvals have been secured which are necessary to authorize the execution, delivery and performance by the Company and the Consultant of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and the Consultant and constitutes a valid and binding obligation, enforceable in accordance with the respective terms herein. Upon delivery of this Agreement, this Agreement, and the other agreements and exhibits referred to herein, will constitute the valid and binding obligations of Company, and will be enforceable in accordance with their respective terms. Delivery may take place via facsimile transmission.

●	JOINT DRAFTING: This Agreement shall be deemed to have been drafted jointly by the Parties hereto, and no inference or interpretation against any one party shall be made solely by virtue of such party allegedly having been the draftsperson of this Agreement. The parties have each conducted sufficient and appropriate due diligence with respect to the facts and circumstances surrounding and related to this Agreement. The parties expressly disclaim all reliance upon, and prospectively waive any fraud, misrepresentation, negligence or other claim based on information supplied by the other party, in any way relating to the subject matter of this Agreement.

●	ACKNOWLEDGMENT AND ASSENT: The parties acknowledge that they have been given at least thirty (30) days to consider this Agreement and that they were advised to consult with an independent attorney prior to signing this Agreement and that they have in fact consulted with counsel of their own choosing prior to executing this Agreement. The parties may revoke this Agreement for a period of three (3) days after signing this Agreement, and the Agreement shall not be effective or enforceable until the expiration of this three (3) day revocation period. The parties agree that they have read this Agreement and understand the content herein, and freely and voluntarily assent to all of the terms herein.

APPENDIX A

Fees are based upon the scope and terms of the project laid out in this agreement and under no circumstance will exceed three design rounds delivered to the Client. Further, the Client is responsible for providing written feedback and specific direction to any round that it is requesting be updated. In the event feedback is not provided to any design round within 72 hours then Libre will not be responsible for providing additional design rounds. Any major changes in scope will require a written amendment and restatement of of terms and fees. Design hours above and beyond the terms laid out in this agreement will be billed at the agreed upon hourly rate of $275 per hour, or a set fee per project based on the nature of the needs and discretion of Libre Design Agency. The client will be notified and approve of all additional hours to be billed before any billable work is completed.

APPENDIX B

Photography fees do not include any production fees associated with the shoot. All production costs (photographer fees, crew, travel, equipment, models etc.) to be outlined and approved upon finalizing the creative direction and location for the photography.

Libre Design, LLC	MyDX, Inc. MYDX

/s/ Justin Heit
sign and date	sign and date

Justin Heit, CEO	Daniel Yazbeck, CEO
print name	print name

Justin Heit, Executive Creative Director	Daniel Yazbeck, CEO

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